
CONSOLIDATED STATEMENTS OF INCOME (1,2)              U S WEST, INC.
(UNAUDITED)
                        Quarter Ended        Six Months Ended
                          June 30,      %        June 30,       %
In millions             1998   1997  Change   1998     1997  Change
---------------------- --------------------- ------- ------- -------

OPERATING REVENUES
 Local service        $1,369 $ 1,194   14.7 $ 2,719 $  2,425   12.1
 Interstate access       711     678    4.9   1,409    1,365    3.2
 Intrastate access       202     200    1.0     408      400    2.0
 Long-distance network   195     240  (18.8)    396      490  (19.2)
 Directory services      313     296    5.7     620      583    6.3
 Other services          263     222   18.5     510      434   17.5
                       ---------------       ----------------
Total operating rev.   3,053   2,830    7.9   6,062    5,697    6.4
                       ---------------       ----------------
OPERATING EXPENSES
 Employee-related      1,069     971   10.1   2,075    1,897    9.4
 Other operating         676     462   46.3   1,231      978   25.9
 Taxes other than
  income taxes            89     102  (12.7)    190      214  (11.2)
 Depreciation & amort    535     539   (0.7)  1,067    1,075   (0.7)
                       ---------------       ----------------
Total operating exp.   2,369   2,074   14.2   4,563    4,164    9.6
                       ---------------       ----------------

Operating income         684     756   (9.5)  1,499    1,533   (2.2)
Interest expense         109     101    7.9     206      204    1.0
Gains on sales of rural
 telephone exchanges       -      29    -        -        47    -
Other expense             33      17   94.1      58       39   48.7
                       ---------------       ----------------
Income before income
  taxes                  542     667  (18.7)  1,235    1,337   (7.6)
Income tax provision     215     251  (14.3)    474      501   (5.4)
                       ---------------       ----------------
NET INCOME            $  327 $   416  (21.4)$   761 $    836   (9.0)
                       ===============       ================

<F1>
(1)The historical results prior to the Separation present unaudited historical financial information as if the businesses that comprise New U S WEST operated as a separate entity for the periods presented. The effects of the Separation, including the assumption of indebtedness and the issuance of shares in connection with the Dex transaction, have been included in the historical results as of the Separation Date.
<F2>
(2)The financial effects of the Separation and the Dex transaction are not fully reflected in the historical financial statements. Therefore, historical earnings per share is not presented as it is not meaningful. See pro forma basic and diluted earnings per share and pro forma average shares outstanding.